Exhibit 26

LEASE

PARK STREET VILLAGE REALTY TRUST

ANDOVER, MASSACHUSETTS

ARTICLE L FUNDAMENTAL LEASE PROVISIONS AND EXHIBITS

SECTION 1.1 FUNDAMENTAL LEASE PROVISIONS

DATE OF EXECUTION: November 24, 2003

LANDLORD:	Park Street Village Realty Trust

ADDRESS OF LANDLORD:	P.O. Box 999, Andover MA 01810

TENANT:	Enterprise Bank and Trust Company

ADDRESS OF TENANT:	222 Merrimack Street, Lowell, MA 01852

TENANT’S TRADE NAME:

LEASE TERM:	Three (3) Years

FLOOR SPACE:	1678+ sf, unit #5

FIXED MINIMUM RENT:	$25.00 per square foot, Net, Net, Net

MINIMUM RENT FOR THREE (3) OPTION YEARS:$27.00 per square, Net, Net, Net.

CPI:	Deleted

TENANT’S LIABILITY INSURANCE LIMITS:

$1,000,000.00 per occurrence for property damage and bodily injury.

BROKER: NONE

SECTION 1.2                          Exhibits.  The exhibits listed in this Section and attached to this Lease are incorporated in this lease by reference and are to be construed as an integral part of this Lease.

EXHIBIT A.  Intentionally Omitted.

EXHIBIT B.  Leased Premises Space Plan.

EXHIBIT C.  Landlord’s and Tenant’s Work. (Omitted)

EXHIBIT D.  Guaranty.

EXHIBIT E.  Addendum.

ARTICLE: II.  RETAIL CENTER, LEASED PREMISIS AND TERM

SECTION 2.1  Retail Center.  Landlord owns premises in Andover. Massachusetts. which are delineated on Exhibit A. and referred to herein as the “Retail Center”.

SECTION 2.2  Leased Premises.  Land1ord hereby LEASES to Tenant subject to and with the benefit of the terms, covenants. conditions and provisions of this Lease certain premises. situated within the Retail Center, extending to the exterior faces of wall all exterior walls or to the building line where there is no wall or to the center 1ine of those wall (or prolongations thereof) separating said premises from other premises in the Retail Center and extending to the interior faces of the structural (underside of open web joist construction) ceiling and the floor (said premises being outlined in red on the Site Plan attached hereto as Exhibit A and the Space Plan attached hereto as Exhibit B) and being referred to herein as the “Leased Premises”, together with the appurtenances specifically granted in this Lease, but not including within the Leased Premises. and reserving and excepting to Landlord the use of. the exterior walls. other than the storefront wall of the premises. the structural cei1ing and all space above the structural ceiling, all space beneath the floor, and further reserving to Landlord the right to install. maintain, use, repair, and replace pipes, ducts, conduits. and wires leading through the Leased Premises in such a manner as not materially to interfere with Tenant’s use thereof.

SECTION 2.3  Measurement of Floor Space. The number of square feet of Floor Space in the Leased Prem1ses shall conclusively be deemed to be the number of square feet set forth in Section 1.1. Floor Space of other areas shall be measured by computing the square feet of floor area extending to the exterior faces of all exterior walls Dr tc the building line where there is no wall or to the center line of those walls (or prolonqations thereof) separating the area being measured from other areas in the Retail Center.

SECTION 2.4  Term and Lease Years

[The term of this lease shall be for three(3) years commencing on December 1, 2003 and ending on November 30, 2006.

SECTION 2.5  Joint Opening. Tenant shall cooperate in the endeavor to effect a joint opening of the Center. but will not be required to delay the opening of its store after completion of Tenant work: not withstanding any provision to the contrary herein contained. The Lease Term and Tenant’s obligation to pay rent shall commence upon the date as provided herein above in Section 2.4 of this Lease.

ARTICLE 111.  DETERMINATION OF RENT AND METHOD OF PAYMENT

SECTION 3.1  The Rent

Tenant covenants and agrees to pay rent to Landlord without demand and without set-off or deduction at the Address of Landlord set forth in Section 1.1. or such place as Landlord may by notice to Tenant in writing from time to time direct in the following manner:

(A) The Fixed Minimum Rent shall be payable in advance in equal monthly installments on the first day of each calendar month included in the Lease Term, and for any portion of a calendar month included in the beginning or end of the Lease Term, one thirtieth of such a monthly payment for each day of such potion payable on the first day of such portion. Fixed minimum Rent payable hereunder shall be the Fixed Minimum Rent per year amount set forth in Section 1.1.

ARTICLE IV.  COMMON AREAS, CHARGES AND TAXES

SECTION 4.1  Common Areas.  Landlord may, at its option, make available from time to time within the Retail Center such common areas (including. but not limited to parking areas) driveways walkways, arcades, hallways. entrances. elevators and planted areas) as Landlord shall deem appropriate. As of the date hereof, Tenant acknowledges that there are no parking areas specifically provided to Tenant, under the Lease; Landlord reserving the exclusive right to allocate all such parking areas in the Retail Center in its sole discretion. Landlord shall operate, manage, equip, police, light, repair and maintain the common areas, made available by Landlord hereunder, for their intended purposes in such manner as Landlord shall in its sole discretion decide, and may from time to time change the size, location, nature and use of any common area, and make installations therein and move and remove the same.

SECT10N 4.2  Use of Common Area. Tenant and its concessionaires, officers, employees, agents, customers and invitees shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, or who otherwise possess such rights, to use the common areas as designated from time to time by Landlord subject to such reasonable rules and regulations as Landlord may from time to time impose. Tenant agrees after notice thereof to abide by such rules and regulations and to use its best efforts to cause its concessionaires, officers, employees, agents, customers and invitees to conform thereto.  Landlord may at any time close temporarily any common area to make repairs, or changes within the Retail Center, or to prevent the acquisition of public rights in such area; and may do such other acts in and to the common areas as in its judgment may be desirable to improve the convenience thereof. Tenant shall not at any time interfere with the rights of Landlord and other occupants of the Retail Center (and contiguous land), and of the concessionaires, officers, employees, agents, customers, and invitees of Landlord and of such other occupants, to use any part of the common area.

SECTION 4.3  Charge For Common Area Expenses. Tenant covenants and agrees to pay to Landlord in the manner provided in Section 4.5, as additional rent, Tenant’s pro rata share of all reasonable costs and expenses of every kind and nature as they may be paid or incurred by Land lord for the Lease Term for maintenance of the common areas.

SECTION 4.4  Charge For Real Estate Taxes. Insurance and Related Expenses. Tenant covenants and agrees to pay to Landlord in the manner provided in Section 4.5, as additional rent, Tenant’s pro rata share as defined in Section 4.5, of all costs and expenses of every kind and nature as may be paid or incurred by Landlord during the Lease Term as real estate taxes, assessments and similar charges, or capital levies in lieu thereof, assessed or imposed by any governmental authority upon the Retail Center or Landlord by virtue of landlord’s ownership of the Retail Center other than an income tax of general application. In addition, Tenant covenants and agrees to pay, as additional rent, Tenant’s pro rata share, of all expenses (including fees and expenses of attorneys, appraisers “and consultants) of any proceeding which landlord, in its sole discretion, undertakes to obtain the abatement or reduction of real estate taxes, assessments or charges hereinabove described. Costs and expenses referred to in this Section shall be ascertained in accordance with generally accepted accounting principles, including allowances for appropriate reserves, and allocated to particular years on the accrual method of accounting. In addition, Tenant covenants and agrees to pay to Landlord in the manner provided in

Section 4.5,  as additional rent, Tenants pro rata share as defined in Section 4.5, of the costs and expenses of every kind and nature as may be paid or incurred by the Landlord for maintaining insurance for the Retail Center. The amount of coverage may be determined at the Landlord’s sole discretion.

SECTION 4.5  Tenant’s Pro Rata Share and Payment. (A) Tenant’s pro rata share of the reasonable common area expenses (excluding real estate taxes, insurance and related expenses) referred to in Section 4.3 shall be that portion of the whole which the Tenant’s Floor Space of the Leased Premises bears in relation to the total Floor Space of the rented areas (including the Leased premises) in the Retail Center.

(B) Tenant’s pro rata share of real estate taxes, insurance and related expenses (as explained and defined in Section 4.4) shall ,be that portion of the whole which the Tenant’s Floor Space of the Leased Premises bears in relation to the total Floor Space in the Retail Center (including leased premises).

The annual amount of additional rent payable by Tenant under Sections 4.3 and 4.4 shall be paid in monthly installments in the actual amounts due as determined by the expenses and invoices received and paid by the Landlord for that month. Said additional rent shall be due immediately at “the office of Landlord upon receipt of monthly invoice by Tenant. Landlord may, at his sole option, estimate the amount of additional rent due under Sections 4.3 and 4.4. If so estimated, Landlord shall within 90 days after the end of the calendar year furnish to Tenant a certified statement in reasonable detail of the actual Section 4.3 common area expenses and. the Section 4.4 real estate taxes and related expenses for such period. Such statement, so certified, shall be conclusive between the parties. Thereupon, there shall be an adjustment between Landlord and Tenant, with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount of Tenant’s pro rata share of common area expenses and Tenant’s pro rata share of real estate taxes and related expenses for such period and no more. Landlord shall have no obligation to furnish a certified statement to Tenant if the expenses under Sections 4.3 and 4.4 are based on actual expenses incurred and paid by Landlord. Changes in either Tenant’s Floor Space or the total Floor Space in the Retail Center or the total rented Floor Space in the Retail Center occurring during any month shall be effective on the first day of the next succeeding month.

SECTION 4.6  Trash Removal. Tenant covenants and agrees to be completely responsible for the removal of al} trash accumulated during the use of the Leased Premises. Tenant further covenants that he will not accumulate or cause to be accumulated trash upon any common area and will pay all costs of removal of all the trash accumulated from the use of the Leased premises.

ARTICLE V.  UTILITIES AND SERVICES

SECTION 5.1  Utilities and Services.  Tenant shall be solely responsible for provision of all utilities and services used and consumed in the Lease Premises including heat, gas, water electricity, telephone, etc. Tenant shall make its own arrangements directly with the Town of Andover and all suppliers of such services and utilities and shall pay all charges therefor as billed.

SECTION 5.2  Interruption of Utility Service. The interruption or impairment of any utility or related service caused or necessitated by repairs, improvements or hazards, shall not give Tenant any claim for damages against Landlord nor any right to abate its rent and other obligations hereunder.

ARTICLE VI.  LANDLORD’S ADDITIONAL COVENANTS

SECTION 6.1  Repairs by Landlord, Except as affected by Tenant’s Work pursuant to Exhibit C, or Tenant’s act or negligence or the act of negligence of Tenant’s agents, servants or contractors, Land lord covenants to keep or cause to be kept in good order, repair and condition the foundations, the roof and the structural soundness of the floors and walls of the Leases Premises and pipes, ducts, conduits and wires leading through the Leased Premises and not serving Tenant exclusively, but only to the extent that disrepair of such pipes, ducts, conduits and wires materially interferes with Tenant’s use of the Leased Premises. Unless damage is caused by Landlord’s negligence, Landlord shall not be obligated to make any other repairs, replacements’ or improvements to be the sole responsibility of Tenant as provided in Article VII. The provisions of this Section shall not apply in the case of- damage Dr destruction by fire or other casualty or by Eminent Domain, in which event the obligations of Landlord shall be controlled by Article VIII.

SECTION 6.2  Quiet Enjoyment. Landlord covenants that Tenant on paying the rent and performing Tenant’s obligations in this Lease shall peacefully and quietly have, hold and enjoy the Leased Premises throughout the Lease Term without hindrance, ejection Dr molestation by any person(s) lawfully claiming under Landlord, subject only to the other terms and provisions of this Lease and to mortgages and other instruments of record to which this Lease may be or become subject and subordinate.

SECTION 6.3  Prior Written Consent. Whenever this Lease requires the Landlord’s prior written consent, such consent shall not be unreasonably withheld.

ARTICLE VII.  TENANT’S ADDITIONAL COVENANTS

SECTION 7.1  Affirmative Covenants. Tenant hereby covenants and agrees, at its expense, at all times during the Lease Term and such further time as Tenant occupies the Leased Premises or any part thereof:

7.1.1  To perform promptly all of the obligations of Tenant set forth in this Lease and in the Exhibits attached hereto, and to pay when due all rents, charges, costs and other sums which by the terms of this Lease are to be paid by Tenant without offset of any kind or in any amount.

7.1.2  To use the Leased Premises for only the Permitted Uses set forth in Section 1.1; to operate its business in the Leased Premises under only Tenants Trade Name set forth in Section 1.1; to conduct its business at all times in accordance with this Lease and in such manner as to help establish and maintain a high reputation for the Retail Center; to use the Leased Premises for retail sales excepting only such minor portions thereof as are reasonably required for storage and office space used in connection with the retail business conducted by Tenant in the Leased Premises; to furnish and install all trade fixtures reasonably required for Tenant’s business and permitted signs; to carry a full and complete stock of seasonable merchandise and to maintain displays in the show windows of the Leased Premises; and to maintain adequate trained personnel for efficient service to customers.

7.1.3  Except when and to the extent that the Leased Premises may be untenantable by reason of damage by fire or other casualty, continuously and uninterruptedly to use, occupy and do business in the Leased Premises; to open for business and remain open during the entire Lease Term during all business hours on all days and evenings established from time to time by Landlord as times during which stores are to be open; and to light its display windows and signs until at least 11 P.M.

7.1.4  To store in the Leased Premises only such merchandise as is to be offered for sale at retail within a reasonable time after receipt; to store all trash and refuse in appropriate containers within the Leased Premises and to attend to the daily disposal thereof in a manner approved by Landlord (and if Tenant shall fail to do so, Landlord may arrange for such disposal and the cost thereof shall be reimbursed by Tenant to Landlord upon demand, plus a handling charge of $5.00 per invoice, to be paid as additional rent under this Lease); to keep all drains, where applicable, inside the Leased Premises open.

7.1.5  To keep the leased Premises, including equipment, facilities and fixtures therein, and the entire store front (including store front signs) clean, neat and in good order, repair and condition (including all necessary painting and decorating) and free of vermin, and to keep all glass, including that in windows and doors, clean and good condition, and to replace any glass which may be damaged or broken with glass of the same quality, damage by fire or other casualty covered by landlord’s insurance accepted.

7.1.6  To do in a prompt and workmanlike manner acceptable to the landlord all repairs, alterations, and additions, and to provide all equipment, facilities, signs and fixtures required because of Tenant’s use by any law or ordinance or any order or regulation of any public authority having jurisdiction; to use materials of good qua1ity; to keep the Leased Premises equipped with all safety appliances so required because of such use; to procure all necessary permits before undertaking such work; and to comply with the orders, requirements and regulations of all governmental authorities having jurisdiction over the Leased Premises.

7.1.7  To pay promptly when due the entire cost of any work on the Leased Premises, including equipment, facilities and fixtures therein, undertaken by Tenant, so that the Leased Premises shall at all times be free of liens for labor and materials; and to save Landlord harmless and indemnified from all injury, loss, claims, or damage to any person or property occasioned by or growing out of such work.

7.1.8  The Lessee agrees to indemnify and save harmless the Lessor from and against a1 claims of whatever nature arising from any act, omission or negligence of the Lessee or the Lessee’s contractors, licensees, agents, servants or employees. This indemnity and hold harmless agreement shall include indemnity against all reasonable costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon and the defense thereof, including reasonable attorney’s fees.

The Lessee agrees to maintain in full force a policy of personal injury and property damage insurance under which the Lessee and Lessor are named as Insureds, with limits at least equal to those set forth in Section 1.1, and Workman’ s Compensation Insurance covering all of tenant’s employees working in the Leased Premises, and to deposit promptly with Lessor certificates for such insurance bearing the endorsement that the policies will not be cancelled until after 10 days written notice to Lessor.

The Lessee also agrees to keep lessee’s merchandise, furnishings and equipment insured against loss or damage by fire or other casualty.

Lessor shall insure the buildings, fixtures, alterations, additions and improvements on the demised premises against risk of fire, wind, hail, storm and other such risks as may be covered by the standard form extended coverage endorsement. The Lessee shall not permit any use of the Leased Premises which will make voidable any insurance on the property of which the Leased Premises are a part. The Lessee shall on demand reimburse the Lessor all extra insurance premiums caused by the Lessee’s use of the premises. The Lessor agrees that the use of the premises by the Lessee as provided in Section 1.1 herein will not make such insurance voidable or increase the cost thereof.

7.1.9  To waive all claims for damage not caused by the negligence of Land lord or of Land lord’s agents, servants or independent contractors to person or property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Leased Premises, adjacent premises or the building of which they shall be a part or any other part of the Retail Center or common areas, including without limitation claims for damage resulting from: (A) any equipment or appurtenances becoming out of repair; (B) injury done or occasioned by wind; (C) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas or water pipes, arcades, canopies, walks and parking areas; (D) broken glass; (E) the backing up of any sewer pipe or downspout; (F) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about such building or Leased Premises; (5) water, snow or ice being upon or coming through the roof, floor, doorways, show windows, walks or any other place upon or near the Retail Center, common areas, or the Leased Premises or otherwise; (H) the falling of any fixture, plaster, tile or stucco; and (J) any act, omission or negligence of covenants, licensees or of any other persons or occupants of the Retail Center or adjoining or contiguous buildings or of owners of adjacent or contiguous property.

7.1.10  To permit Landlord and its agents to enter the Leased Premises at reasonable times for the purpose of inspecting the same, making repairs to the building in which the same are located or curing any default by Tenant under this Lease; and to show the Leased Premises to prospective purchasers, lenders and tenants.

7.1.11  To pay on demand, as additional rent, Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease.

7.1.12  At the termination of this Lease peaceably to give up and surrender the Leased Premises, including all property within the leased Premises except only Tenant’s stock, furnishing, trade, fixtures not permanently attached to the premises, and such other fixtures as Landlord shall direct Tenant to remove. The Leased Premises and remaining property shall be left in good order, repair and in clean and tenantable condition. If termination should occur by virtue of any provision of Section 9.1, Tenant shall additionally yield up and surrender, if Landlord so directs, all equipment, furnishings and trade fixtures shall become the property of landlord. Tenant shall, at the time of termination, remove its goods, effect the fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Subsection and shall repair any damage to the Leased Premises caused by such removal. Should Tenant fail to remove any of such goods, effects and fixtures, landlord may at its option either (i) have them removed, forcibly, if necessary, and store the same in any public warehouse at the risk of Tenant (the expense of such removal, storage and reasonable repairs caused by such removal shall be borne by Tenant or reimbursed by Tenant to land lord); (ii) deem such goods, effects and fixtures abandoned in which case the same shall become the property of landlord without any payment or offset therefor.

7.1.13  Upon the request of landlord, to execute and deliver all such instruments as may be appropriate to subordinate this lease to any mortgages, ground leases or deeds of Retail Center or any part thereof and to all extensions thereof. Any mortgagee, ground tenant or grantee of the Retail Center may at any time subordinate its mortgage, ground lease or deed to this lease, without Tenant’s consent, by notice in writing to Tenant and thereupon this Lease shall be deemed prior to lien to such mortgage, ground lease or deed without regard to their respective dates of execution, delivery and recording or registration; and in that event such mortgagee, ground tenant or grantee shall have the same rights with respect to this lease as though it had been executed, delivered and recorded or registered prior to the execution of the mortgage, ground 1 ease or deed and had been assigned to such mortgagee, ground tenant or grantee.

7.1.14  Intentionally omitted.

7.1.15  To remain primarily and directly obligated under this Lease notwithstanding any assignment or sublease, or any indulgence, granted by landlord to Tenant or to any assignee or sublessee.

7.1.16  To obtain all permits or 1icenses necessary to conduct business and required by Tenant’s use, and to pay all taxes upon its merchandise stock, fixtures, equipment and leasehold improvements in the leased Premises.

7.1.17  To conform to all reasonable rules and regulations which landlord may make in the management and use of the Retail Center.

7.1.18  That all of the furnishings, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under by Tenant which, during the continuance of this lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant, may be on the Leased Premises or elsewhere in the Retail Center, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by the Landlord, except that landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to any extent prohibited by law.

SECTION 7.2  Negative Covenants.  Tenant hereby covenants and agrees, at all times during the Lease Term and such further times as Tenant occupies the Leased Premises or any part thereof:

7.2.1 Not to injure, overload, deface or otherwise harm the Leased Premises or any part thereof or any equipment or installation therein; nor to commit any nuisance; nor to permit the emission of any objectionable noise or odor, not to burn any trash Dr refuse within the Retail Center; nor to install or cause to be installed any automatic garbage disposal equipment; nor to make use of the Leased Premises or of any part thereof or equipment therein which is improper, offensive or contrary to any law or ordinance or to reasonable rules and regulations of Landlord as such may be promulgated from time to time, or which will invalidate or increase the cost of any of Landlord’s insurance over a standard mercantile rating, notwithstanding the Permitted Uses; nor to use any advertising medium that may constitute a nuisance, such as loudspeakers, sound amplifiers or phonographs in a manner to be heard outside the Leased Premises; nor to conduct any auction, fire, “going out of business”, “closeout”, or bankruptcy sales; nor do any act tending to injure the reputation of the Retail Center; nor to sell or display merchandise on, or otherwise obstruct, the arcades, walks, parking areas or other common areas in the Retail Center; nor to use the malls, courts, and walks for any purpose other than pedestrian traffic.

7.2.2  Except as otherwise provided in Exhibit C and elsewhere herein with respect to Tenant’s Work, and except as otherwise provided in Section 7.1.6, not to make any alterations or additions to the Leased Premises, without Landlord’s prior written consent, nor to permit the making of any holes in the walls, partitions, ceilings or floors thereof, nor to permit the painting or placing of any exterior signs, interior i11uminated signs, p1acards or other advertising media, awnings, banners, flags, pennants, aerials, antennas, or the like therein or thereon; nor to attach or place interior signs, price tags, placards or other advertising media or other objects near or .on the windows when such media is, in the opinion of the Land lord, inconsistent with the general appearance and conduct of the Retail Center. If in Landlord’s judgment any signs or other advertising media utilized by Tenant are injurious to the character of the Retail Center, or are objectionable to Landlord or to other tenants of the Retail Center, the same shall be removed forthwith upon demand of Landlord, and it Tenant shall fail to do so, Landlord may enter upon the Leased Premises and remove the same, charging the cost of removal to Tenant as additional rent.

7.2.3  Not to operate any coin or token operated vending machine or similar device for the sale of any goods, wares, merchandise, food, beverages, or services, inc1uding without 1imitation, pay telephones, pay lockers, pay toilets, scales, amusement devices and machines for the sale of beverages, foods, candy, cigarettes or other commodities, without the prior written consent of Landlord.

7.2.4  Not to assign, sell, mortgage, pledge or in any manner transfer this Lease or any interest therein, or sublet or license the Leased Premises or any part or parts thereof or permit occupancy of all or any part thereof by anyone without the prior written consent of Landlord. If Tenant is a corporation then the transfer of a majority of its voting shares (except as the result of transfer by bequest or inheritance) from the persons owning a majority of such shares at the date of execution hereof shall constitute an assignment for purposes of this Section. The preceding sentence shall not apply whenever Tenant is a corporation the voting shares of which are listed on a recognized stock exchange. The term “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation.

7.2.5  Not to permit (i) the extermination of vermin to be performed in, on, or about the Leased Premises except by a person or company, if any, approved by Landlord; or (ii) laundry accumulated in the Tenant’s operations or on the Leased Premises to be collected and serviced except by a person or company, if any, approved by Landlord; or (iii) such work as is performed by or on behalf of Tenant on the exterior of the Leased Premises in connection with the cleaning, maintenance and upkeep thereof to be performed except during reasonable hours designated from time time for such purposes by Landlord.

7.2.6  Not to change the exterior color or architectural features of the Leased Premises or of the building in which the same are located, or any part thereof.

SECTION 7.3  Covenants Taking Effect Prior to the Lease Term. Tenant hereby covenants and agrees, at its expense, at all times from and after the date hereof:

7.3.1  To perform promptly such of Tenant’s obligations contained in the Lease and Exhibits attached as are, by their terms, to be performed prior to the beginning of the Lease Term including, without limitation, the obligations of Tenant to perform Tenant’s work contained in Exhibit C.

7.3.2  Notwithstanding that the Lease Term may not have begun, to observe and perform all of its obligations relating to occupancy of the Leased Premises under this Lease (but excluding its obligations to pay Fixed Minimum Rent and its pro rata share of charges provided for in Section 4.3, 4.4 and 4.5), from the date upon which the Leased Premises are made available to Tenant for Tenant’s Work under Exhibit C (Dr from the date when Tenant enters the Leased Premises, if earlier) until the date on which the Lease Term begins, in the same manner as though the Lease Term had begun.

ARTICLE VIII.  DAMAGE, DESTRUCTION AND CONDEMNATION

SECTION 8.1  Fire Dr Other Casualty. If the Leased Premises should be damaged by fire, explosion Dr any other casualty or occurance fully covered by insurance to an extent which shall be 33 1/3 percent Dr less of the replacement cost of the Leased Premises, the damage shall promptly be repaired by Landlord and Tenant, provided Tenant shall repair all damage to property or replace such property which it is obligated to insure under Section 7.1.8.

If (a) the Leased Premises should be damaged by any occurrence not fully covered by insurance Dr (b) the Leased Premises of the Shopping Center should be damaged to the extent of more than 33 1/3 percent of the cost of replacement thereof, Landlord may elect either to repair Dr rebuild the Leased Premises Dr the Retail Center or to terminate this Lease upon giving notice of such election in writing to Tenant within 90 days after the happening of the event causing the damage. If Landlord elects to repair Dr rebuild, Tenant shall repair all damage to property Dr replace such property which it is obligated to insure under Section 7.1.8. If the casua1ty, repairing, or rebui1ding shall render the Leased Premises untenantable, in whole or in part, a proportionate abatement of the Fixed Minimum Rent shall be allowed from the date when the damage occurred until the date Landlord completes the repairs or rebuilding or, in the event Landlord elects to terminate the Lease, until the date of termination, which shall be not less than 30 days nor more than 60 days after said notice, said proportionate abatement to be computed on the basis of the relation which the gross square foot area of space rendered untenantable bears to the Floor Space of the Leased Premises. If Landlord elects to terminate this Lease as provided above, Tenant shall within 30 days assign to Landlord all rights in the fire and extended coverage insurance required to be carried under Section 7.1.8, except the right to recover for Tenant’s stock, furnishings and other leasehold improvements installed by Tenant.

SECTION 8.2  Eminent Domain. If the entire Leased Premises shall be taken by eminent domain or destroyed by the action of any public or quasi-public authority, or in the event of conveyance in lieu thereof, the Lease Term shall cease as of the day possession shall be taken by such authority.

If less than 25 percent of the Floor Space of the Leased Premises shall be so taken or conveyed, the Floor Space so taken or conveyed shall cease to be subject to this Lease as of the day possession shall be taken by such authority, and the Fixed Minimum Rent shall be equitably adjusted for the balance of the Lease Term. Landlord shall at its expense make all necessary repairs or alterations to the basic building and exterior work so as to constitute the remaining premises a complete architectural unit.

If more than 25 percent of the Floor Space of the Leased Premises shall be so taken or conveyed, then the Floor Space so taken or conveyed shall cease to be subject to this Lease from the day possession shall be taken, and either party shall have the right to terminate this Lease upon notice in writing within 30 days after such taking of possession. If neither Landlord nor Tenant so terminates, all of the terms herein provided shall continue in effect except that the Fixed Minimum Rent shall be equitably adjusted for the balance of the Lease Term, and Landlord shall make all necessary repairs or alterations to the basic building and exterior work so as to constitute the remaining premises a complete architectural unit.

If more than 25 percent of the total Floor Space in Center shall be so taken or conveyed, Landlord may, writing to Tenant delivered on or before the day of possession to the authority, terminate this Lease as the Shopping by notice in surrendering of such day.

All compensation awarded for any such taking or conveyance, whether for the whole or a part of the Leased Premises, shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution of the value of the leasehold or of the fee of the Leased Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation; provided, however, that Landlord shall not be entitled to any portion of the award expressly allocated to Tenant’s stock and trade fixtures Dr Tenant’s relocation expense.

ARTICLE IX.  TERMINATION FOR DEFAULT OR INSOLVENCY AND REMEDIES OF LANDLORD

SECTION 9.1  Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay rent, including without limitation, Fixed Minimum Rent, additiona1 rent for pro rata charges for common area expenses and taxes, or other additional rent, hereunder and if such default shall continue for ten days after written notice from Landlord designating such default, or if within thirty days after written notice from Landlord to Tenant specifying any other default or defaults, Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion; or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if a petition is filed by Tenant Dr any guarantor of Tenant for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of the Bankruptcy Act as then in force and effect; or (e)if an involuntary petition under any of the provisions of said Bankruptcy Act is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Leased Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Leased Premises, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon such entry or mailing as aforesaid this lease shall terminate, Tenant hereby waiving all statutory rights (including without limitation right of redemption, if any, to the extent such right may be lawfully waived) and Landlord, without notice to Tenant may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant if any, and pay over the balance, if any, to Tenant.

SECTION 9.2  Remedies. In the event this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Lease Term. In calculating the rent reserved there shall be included, in addition to the Minimum Fixed Rent, pro rata charge for common area expenses and taxes, considerations agreed to be paid by performed by Tenant for said residue.  Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 9.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses or preparing the Leased Premises for such reletting, it being agreed by Tenant that Land lord may (i) relet the Leased Premises or any part of parts thereof, for a term or terms which would otherwise have constituted the balance of the Lease Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable o_ necessary to relet the same and (ii) make such alterations, repairs and decorations in the Leased Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 9.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Minimum Fixed Rent and additional rent for pro rata charges and common area expenses and taxes payable under Sections 4.3, 4.4 and 4.5 all as accrued in the twelve months ended next prior to such termination plus the amount of rent of any kind accrued and unpaid at the time of  termination and less the money of any recovery by Landlord under the foregoing provisions of this Section 9.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, Dr less than the amount of the loss or damages referred to above.

SECTION 9.3  Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

SECTION 9.4  Holdover by Tenant. If Tenant remains in possession of the Leased Premises after the termination of this Lease, and without the execution of a new Lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Leased Premises as a tenant from month to month, at twice the Fixed Minimum Rent and Percentage Rent, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

SECTION 9.5  Landlord’s Right to Cure Defaults. At any time and without notice, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Land lord chooses to do so, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorney’s fees together with interest on the amount of costs and expenses so incurred at the rate of fifteen percent (15%) per annum, shall be paid by Tenant to Landlord on demand, and shall be recoverable as additional rent.

SECTION 9.6  Effect of Waivers of Default. ND consent of waiver, express or imp1ied, by either party to or of any breach of any covenant, condition or duty of the other shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

SECTION 9.7  Late Charges. If Tenant shall be late in making a rent payment hereunder on more than one occasion per year, then Landlord may, at its option, assess a late charge on Tenant equal to 3% of the amount of the second delinquent payment and each succeeding delinquent payment thereafter for each month and part thereof for which sue h de1inquency continues. The late charge shall be recoverable by Landlord, upon demand, as additional rent. The imposition of a late charge hereunder shall be in addition to, and not in substitution for, any of Landlord’s other rights and remedies for late or non-payment of rent.

ARTICLE X.  MISCELLANEOUS PROVISIONS

SECTION 10.1  Notices from One Party to the Other. Any notice from one party to the other shall be in writing and shall be deemed duly served when and if mailed by registered or certified mail, addressed to the addresses set forth in Section 1.1, or such other addresses as shall have been last designated by notice in writing from one party to the other.

SECTION 10.2  Brokerage. Tenant warrants that it has had no dealings with any broker in connection with this Lease except any broker designated in Section 1.1, and covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker with respect to this Lease or the negotiation thereof.

SECTION 10.3  Relationship of the Parties. Intentionally omitted.

SECTION 10.4  Estoppel Certificates. At Landlord’s request at any time after the beginning of the Lease Term, Tenant agrees to execute and deliver to Landlord a certificate which acknowledges tenancy and possession of the Leased Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which a mortgagee or prospective mortgagee or a purchaser or prospective purchaser of the premises which include the Leased Premises may reasonably request.

SECTION 10.5  Limitation of Landlord’s Liability. Tenant agrees from time to time, to look to Landlord’s interest in the Retail Center only for satisfaction of any claim against Landlord hereunder and not to any other property or assets of Land lord. Neither the trustees nor beneficiaries of Landlord originally named herein shall be personally liable hereunder, and this Lease shall be binding only upon the trustees, as trustees, and upon their trust estate, limited as provided in the prior sentence.

SECTION 10.6  Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

SECTION 10.7  Construction. If any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under then respectively.

SECTION 10.8  Notice of Lease. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute, acknowledge and deliver a recordable notice of lease and at the termination of this Lease, for whatever cause, a recordable notice of termination of Lease.

SECTION 10.9  Mechanic’s Lien. Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge (arising out of any work of any contractor, mechanic, laborer or materialman or any mortgage, conditional sale, tit1e retention agreement or chattel mortgage, or otherwise) which might be or become a lien or encumbrance or charge upon the Leased Premises or any part thereof or the income therefrom and Tenant will not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Leased Premises or any part thereof might be impaired.  If any lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the premises shall be filed against the Leased Premises or any part thereof, Tenant, within thirty (30) days after notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the Lienor and to pay the amount of the judgment in favor of the Lienor with interest, costs and allowances.  Any amount so paid by Landlord and all costs and expenses incurred by  Landlord in connection therewith, together with interest thereon at the rate of ten percent (10%) per annum from the respective dates of Landlord’s making of the payment or incurring of the cost and expense shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Nothing herein contained shall obligate Tenant to pay or discharge any lien created by Landlord.

SECTION 10.10  Construction on Adjacent Premises.  If any excavation, alteration, addition, repair, decking or other building operation shall be about to be made or shall be made on the Leased Premises or on any premises adjoining the Leased Premises or on any other premises in the Retail Center, Tenant shall permit Landlord, its agents, employees, licensees and contractors, to enter the Leased Premises and to shore the foundations and/or walls thereof, and to erect scaffolding and/or protective barricades around and about the Leased Premises (but not so as to preclude entry thereto) and to do any act of thing necessary for the safety or preservation of the Leased Premises. Tenant s obligations under this Lease shall not be affected by any such construction or excavation work or any such shoring-up. Landlord shall not be liable in any such case for any inconvenience, disturbance, loss of business, or any other annoyance arising from such construction, excavation, shoring-up scaffolding or barricades but Landlord shall use its best efforts so that such work will cause as little inconvenience, annoyance and disturbance to Tenant as possible consistent with accepted construction practice in the vicinity, and so that such work shall be expeditiously completed.

SECTION 10.11  Effect of Unavoidable Delays.  If either party to this Lease, as the result of any (i) strikes, lockouts, or labor disputes; (ii) inability to obtain labor or materials, or reasonable substitutes therefore; (iii) acts of God, governmental action, civil commotion, fire or other casualty, fails punctually to perform any obligation on its part required to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of delay occasioned by any event described above. Notwithstanding anything herein contained, however, (a) the provisions of this Section shall not be applicable to Tenant’s obligation to pay rent under the provisions of Article III or its obligations to pay any other sums, monies, costs, charges or expenses required to be paid by Tenant hereunder.

SECTION 10.12  Waivers of Subrogation. All insurance policies carried by either party covering the Leased Premises, including without limitation, contents, fire and casualty insurance, shall expressly waive any right on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same will be obtainable without extra costs, or if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other thereof and of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

With respect to claims that either Landlord or Tenant may have against the other for fire or casualty damage to the Leased Premises, property on the Leased Premises, the Retail Center and/or other property in the Shopping Center (including business interruption caused thereto), which claims are covered by insurance payable to and protecting the claiming party, the claiming party hereby agrees to exhaust all claims under such insurance before asserting any claims against the other party. The foregoing shall apply to claims for damages whether such damage is caused (wholly or partially) by the other party or its agents, employees, subtenant, licensees, or assignees.

SECTION 10.13  Cancellation. If any lending institution financing the construction or ownership of the Retail Center or part thereof shall require a change or changes in this Lease as a condition of such financing and if Tenant does not agree to such change Dr changes, Landlord may terminate this Lease at any time prior to the time when the Leased Premises are made available to Tenant for Tenant’s Work pursuant to Exhibit C, provided, however, that Landlord may not so terminate this lease for Tenant’s refusal to agree to changes in the location or size of the Leased Premises, or to changes in the amounts of Fixed Minimum Rent payable hereunder.

SECTION 10.14  No Representation by Landlord. Landlord and Landlord’s agent have made no representations, warranties, or promises with respect to the Leased Premises or the building of which they are a part except as herein expressly set forth.

SECTION 10.15  Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated rent and additional charges, nor shall any  endorsement or statement on and check or any letter accompanying any check or payment for rent or additional charges be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or such rent and additional charges or pursue any other remedy provided herein or by law.

SECTION 10.16  Assignment for Financing. If, at any time and from time to time, Landlord assigns this Lease or the rents payable hereunder to the holder of any mortgage on the Leased Premises or the Retail Center, or to any other party for the purpose of securing financing (the older of any such mortgage and any other such financing party are referred to herein as the “financing party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

(i)  Such assignment to the financing party shall not be deemed an assumption by the financing party of any obligations of Landlord hereunder unless such financing party shall, by written notice to Tenant, specifically otherwise elect;

(ii)  Except as provided in (i) above, the financing party shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Leased Premises;

(iii)  The financing party shall be responsible for only such breaches under the Lease by landlord which occur during the period of ownership by the financing party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking possession, as aforesaid.

In furtherance of the foregoing, Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested and confirmation of the foregoing.

Executed as a dealed Massachusetts agreement on the day and year set forth in Paragraph 1.1.

landlord:

PARK STREET VILLAGE REALTY TRUST

By:	/s/ R.A. Finlayson, Trustee

Tenant:
By:	/s/ Robert G. Gilman
Executive Vice President

ADDENDUM TO LEASE

DATE: November         2003.

This is an Addendum to a lease between Park Street Village Realty Trust (“Landlord”) an Enterprise Bank and Trust Company (“Tenant”). The lease is dated of even date of this Addendum.

WHEREAS, the Landlord and Tenant have executed a lease for a portion of premises located in Andover, Massachusetts; and

WHEREAS, there are clauses in the lease which require amendment, deletion, and modification; and

WHEREAS, the Landlord and the Tenant wish to amend the lease to reflect accurately the terms of their agreement.

NOW THEREFORE, for good and valuable consideration and in consideration of the mutual promises set out herein, the Landlord and the Tenant agree as follows:

1.  Except as the terms are modified in this Amendment, the lease executed between the Parties shall be binding upon the Parties, their successors and assigns.

2.  In the event of any inconsistency between the terms of the lease and the tenus of this amendment, it is agreed that the terms of the amendment shall control.

3.  References to page numbers and section numbers in this amendment refer to those contained in the Lease.

4.  The terms of this Amendment are incorporated in and made a part of the Lease.

5.  The following changes are made to the terms of the Lease.

A. Page I.

The trade name of the Tenant is Enterprise Bank and Trust Company.

B. Section 1.2 0mit reference to Guaranty in Lease.

C. Section 2.4 The commencement date of the Lease is December 1,2003.

D. Section 2.5 0mitted from Lease.

E. Section 4.3 Add new sentence: The expenses of the Tenant shall not include management fees and accounting fees.

F. Section 4.4 Add new sentence: Any abatement or reduction so obtained shall be pro rata distributed to Tenant.

G. 7.1.2   Add a new sentence: The Tenant shall use the Premises for general office space to conduct a banking and banking related business and for all uses incidental thereto.

H. 7.1.3   Add a new sentence: The hours of operation shall be those regularly in use by the Tenant at other Banking locations operated by it. The hours of operation shall be solely in the discretion of the Tenant.

I. 7.1.4    Delete the first full sentence beginning with “To… and ending with receipt.”

J. 7.1.10  Add a new sentence: No entry shall be made without 24 hour advance notice to Tenant and all such entry shall be during the normal business hours of the Tenant, except in an emergency situation.

7.2.2  Add a new sentence: The Tenant shall be allowed to install a gold lettered sign to the exterior of the leased premises, and as part of a canopy, and such other signs may be placed in or near the windows as Tenant customarily uses in its other business locations. These signs shall be subject to Landlord approval, and such approval shall not be unreasonably withheld.

Section 10.13  Delete this entire paragraph

EXTENSION OPTION:

Tenant shall have the option to extend the term of this Lease for one extension period of three lease years (such period being hereinafter called an “Extension Period”) commencing upon the day after the expiration date of the then original term, provided that Tenant shall not be in terminable default under any of the terms of the Lease beyond applicable grace periods, and the sole use of the premises during the extension period shall be for Bank use only at the time of the exercise of any option, and that Tenant continues to occupy the Premises. If Tenant elects to exercise the one option, it shall do so by giving notice of such election to Landlord at any time during the term of this Lease on or before the date which is six (6) months prior to the commencement of the Extension Period for which such election is exercised. Such Extension period(s) shall be upon the terms and conditions set forth in this Lease.